EXHIBIT 2

                                         AEP CREDIT, INC.
                                         EARNINGS COVERAGE
                                    (Thousands, except ratios)

                                                                 2000

                                            July                August               September

Net Income                                $1,298               $1,486                   $1,668
Income Taxes                                 699                  789                      892
Tax Benefit of Parent
  Company Loss                                 0                  (22)                     (11)
Interest
  Expense/
  Credit Line Fees                         7,675                8,109                    8,390
                                  ---------------      ---------------      -------------------

Earnings                                  $9,672              $10,362                  $10,939
                                  ===============      ===============      ===================

Interest Expense/                                                  $7,675               $8,109                   $8,390
  Credit Line Fees

Ratio of Earnings
  To Fixed Charges                                                   1.26                 1.28                     1.30

                                                   CAPITAL STRUCTURE
                                                  SEPTEMBER 30, 2000
                                                      (Thousands)

Short-term Debt                                                $1,463,895                92.9%
Common Equity                                                     112,282                 7.1%
                                                           ---------------      ---------------

                   Total                                       $1,576,177                 100%
                                                           ===============      ===============